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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on March 22, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIBER, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-2046833
(State Of Incorporation)	(I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mac J. Slingerlend
Chief Executive Officer
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Paul Hilton, Esq.
Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2.875% Convertible Senior Subordinated Debentures Due 2023	$175,000,000	100%(2)	$175,000,000(1)	$22,172.50

Common Stock, par value $0.01 per share	12,829,915(3)	N/A	N/A	(4)

(1)
Represents the aggregate principal amount of the Registrant's 2.875% Convertible Senior Subordinated Debentures due 2023 issued by the Registrant prior to the date of this registration statement.
(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest and dividends, if any.
(3)
Includes such indeterminate number of shares of the Registrant's common stock, par value $0.01 per share, issuable upon conversion of the 2.875% Convertible Senior Subordinated Debentures due 2023 registered hereby. The 2.875% Convertible Senior Subordinated Debentures due 2023 are initially convertible into approximately 73.3138 shares of the Registrant's common stock per $1,000 principal amount of debentures, subject to adjustment in certain circumstances. Also includes, pursuant to Rule 416 under the Securities Act of 1933, as amended, such number of shares as may be issued as a result of stock splits, stock dividends and similar transactions.
(4)
Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no additional registration fee is required with respect to the shares of common stock issuable upon conversion of the 2.875% Convertible Senior Subordinated Debentures due 2023 because no additional consideration will be received upon conversion.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities covered by this registration statement may not be sold by the selling securityholders until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 22, 2004

PROSPECTUS

$175,000,000
CIBER, Inc.
2.875% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2023
AND
SHARES OF COMMON STOCK ISSUABLE UPON
CONVERSION OF THE DEBENTURES

        We issued our 2.875% Convertible Senior Subordinated Debentures due 2023, or the debentures, in a private placement in December 2003. This Prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of their debentures. We will not receive any proceeds from this offering.

        The debentures are issued only in denominations of $1,000 and integral multiples of $1,000 and mature on December 15, 2023. You may convert the debentures into shares of our common stock before December 15, 2023 at an initial conversion rate (which is subject to adjustment) of 73.3138 shares per $1,000 principal amount of debentures only under specified circumstances. These circumstances are described under "Description of the debentures—Conversion of debentures." This initial conversion rate is equal to an initial conversion price of approximately $13.64 per share. Upon conversion, we have the option to deliver to you cash or a combination of cash and common stock.

        We will pay interest on the debentures on June 15 and December 15 of each year, beginning on June 15, 2004. The debentures are our general, unsecured obligations and will rank junior to all of our existing and future senior indebtedness, including indebtedness under our senior secured credit facility.

        You may require us to repurchase your debentures on December 15, 2008, 2010, 2013 and 2018 or at any time prior to their maturity following a designated event at a repurchase price of 100% of their principal amount, plus accrued interest. We also have the option to redeem any of the debentures from December 30, 2008 through December 15, 2010 if the closing sale price of our common stock meets specific targets. These targets are described under "Description of the debentures—Optional Redemption by CIBER."

        The debentures are not listed on any securities exchange or included in any automated quotation system. The debentures are currently trading on The PORTAL Market. Our common stock is traded on the New York Stock Exchange under the symbol "CBR." The closing price of our common stock on March 19, 2004 was $10.51.

        Investing in the debentures and shares of our common stock involves risks. See "Risk Factors" beginning on page 12 of this prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March     , 2004.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
PROSPECTUS SUMMARY
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
COMMON STOCK PRICE RANGE
DESCRIPTION OF EXISTING INDEBTEDNESS
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

i

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate and other matters, as well as management's beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, statements about our plans, strategies and prospects. For example, when we use words such as "projects," "annualize," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "should," "would," "could," "will," "opportunity," "potential" or "may," variations of such words or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially, include, among others, price, utilization rate and cost volatility, management of a rapidly changing technology, client satisfaction with our services, growth through business combinations, international operations, business economic conditions, dependence on significant relationships and the absence of long-term contracts, fixed-priced project overruns, governmental audits, competition, the ability to attract and retain qualified IT employees, outstanding debt, and potential fluctuations in quarterly operating results, which are discussed in this prospectus under the caption "Risk Factors." Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance.

        All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement and the exhibits and the schedules to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.

        Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Rm. 1024, Washington, DC 20549.

        You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Some of the information you may want to consider in deciding whether to invest in the debentures is not included in this prospectus, but rather incorporated by reference to documents that we have filed with the SEC. This permits us to disclose important information to you by referring to those filings rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus will update and supercede the information contained in this prospectus and incorporated filings. We specifically incorporate by reference the following documents filed by us with the SEC:

Our SEC Filings	Period Covered or Date of Filing
Annual Report on Form 10-K (including the portions of our Proxy Statement for our 2004 Annual Meeting of Stockholders incorporated therein)	Year ended December 31, 2003, filed with the SEC on March 10, 2004
The description of the common stock contained in Registration Statements on Forms 8-A	Filed with the SEC on June 17, 1997 and September 14, 1998
The description of the stock purchase rights contained in Registration Statements on Form 8-A and Form 8-A/A-1	Filed with the SEC on February 25, 1994 and April 11, 2003, respectively
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended	After the date of this prospectus

        Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superceded to the extent it is modified by or superceded by a subsequently filed document which is also incorporated into this prospectus by reference. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such statements are qualified in all respects by reference to all of the provisions of such contract or other document. Current Reports on Form 8-K furnishing information under Item 9 or Item 12 are not incorporated by reference herein.

        You may also request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number:

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111
Telephone: (303) 220-0100
Attention: Investor Relations Department

        Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

PROSPECTUS SUMMARY

        The information below includes a summary of more detailed information included in other sections of this prospectus. Unless otherwise indicated, all references in this prospectus to "we," "us," "our," or "CIBER" mean CIBER, Inc. and its subsidiaries. This summary may not contain all of the information that is important to you or that you should consider before investing in our securities. The information in other sections of this prospectus and incorporated herein by reference is important, so please read this entire prospectus carefully.

Our Business

        We are a leading provider of information technology (IT) system integration consulting and other IT services primarily to governmental agencies, and Fortune 500 and middle market companies, across most major industries, from offices located throughout the United States and Europe, as well as Canada and India. We provide our clients with a broad range of IT services, including custom and package software development, maintenance, implementation and integration. In addition, we also provide IT staff supplementation services and, to a lesser extent, resell certain IT hardware and software products. We serve clients through local branch offices as well as several hundred traveling consultants. At December 31, 2003, we had approximately 5,750 employees. We have used acquisitions to grow our scale and help expand our business model. In 2003, we significantly expanded our European presence with our acquisition of ECsoft Group plc. Foreign operations, accounted for approximately 11% of our total revenue in 2003. On March 1, 2004, we acquired SCB Computer Technology, Inc., extending our public sector scale and our largest (in terms of revenue) acquisition to date (see below for more information on SCB). We are an affordable, international leader in the development, integration and maintenance of custom and package software. Valuable, Knowledgeable, Personable, Referenceable, Reliable, Scalable; CIBER is "Always Able."

        We organize our operating segments primarily by the nature of their services and geographic area. Our three reportable segments are Custom Solutions, Package Solutions and European Operations. In 2003, Custom Solutions accounted for approximately 76% of our total revenue, while Package Solutions was approximately 13% and European Operations was approximately 11%. Other revenue, which accounted for 4% of our total revenue in 2003, is comprised principally of Customs Solutions' resale of third-party IT hardware and software products and Package Solutions commissions on sales of IT products.

  •
  Custom Solutions. Our Custom Solutions segment provides IT project solutions and IT staffing in custom-developed software environments. Our domestic custom branch office network is an integral part of our business strategy. Each branch office has local leadership, sales, recruiting and delivery capabilities. Through the branch office network, we can (1) offer a broad range of consulting services on a local basis, (2) respond to changing market demands for IT services through a variety of relationships in many industries and geographic areas, and (3) maintain a quality professional staff because of our nationwide reputation and strong recruiting capabilities. Our national practices, which support the local sales and delivery function, include: application development services, enterprise integration services and application outsourcing services. Our sales methodology and solution delivery capabilities continue to enhance our ability to identify, pursue and close project or solutions-based business. Within this segment is our public sector practice that provides IT services to federal, state and local government agencies. Specialty focus areas within the public sector practice include: health and human services; public health; law and justice; motor vehicles; defense/aerospace; outsourcing; human resource and financial management systems; and strategy and enterprise services. Our Custom Solutions group also resells certain third-party IT hardware and software products, primarily network equipment, including switches and routers, fileservers, application and database servers and related software, data storage systems, security appliances and security software.

  •
  Package Solutions. Our Package Solutions segment operates as the CIBER Enterprise Solutions ("CES") division. CES provides consulting services to support software from enterprise solutions vendors including PeopleSoft, Lawson, Oracle and SAP, as well as several supply chain management products. Our services include package software assessment, planning and implementation. We have vertical expertise in healthcare, higher education, public sector, telecommunications and manufacturing, among others. Our Technology Solutions Practice helps clients select, configure and design IT platform-related solutions and we are an authorized reseller of certain technology products, primarily from IBM. In recent years, we also used the brand name "DigiTerra" for a portion of this work.

    We are a PeopleSoft Gold Services Partner, a Lawson Global Consulting Partner, an Oracle Certified Advantage Partner, as well as a SAP Services Partner. Our partner relationships are a key component of our Package Solutions segment. These alliance or partner relationships allow us access to various sales and marketing opportunities. In some cases, it allows us to jointly propose our services along with the software vendor's proposal for software. We believe that prospective package software implementation customers often have a preference to only consider purchasing services from a software vendor partner. The software vendors typically also give us a license to the software applications as well as access to the most recent research and development findings and training programs.

  •
  European Operations. Our CIBER Europe operations provide a broad range of business and technical consulting services that include application development, package implementation, systems integration and support services. CIBER Europe maintains offices in Denmark, Germany, the Netherlands, Norway, Sweden and the United Kingdom. Our partner relationships in Europe include SAP, Microsoft and PeopleSoft. European clients are primarily commercial, however, we estimate that approximately 30% of our European revenue comes from public sector clients in several countries.

  •
  SCB Computer Technology, Inc. On March 1, 2004, we acquired SCB Computer Technology, Inc. ("SCB"). SCB, based in Memphis, Tennessee, provided IT services similar to CIBER, including consulting, outsourcing and professional staffing, with a particular focus on federal and state government clients. The acquisition of SCB added approximately 1,300 consultants to our professional staff. We expect SCB to add approximately $125 million of annualized revenue.

    The total consideration paid by CIBER for all of SCB's outstanding shares was approximately $54 million, consisting of approximately $41 million in cash and approximately 1.4 million shares of CIBER common stock valued at approximately $13 million. In addition, SCB had certain debt obligations, totaling approximately $33 million, which we repaid shortly after closing of the acquisition. We intend to refinance with Wells Fargo approximately $6 million of debt related to a specific client contract. We used a portion of the cash raised from our December 2003 Convertible Debenture Offering to fund the cash portion of the purchase consideration and the repayment of SCB's debt.

    The acquisition of SCB expands our Federal Government and State & Local Government Practices and also adds beneficial customer relationships to our commercial sector business. We believe that the acquisition will be beneficial due to the revenue that SCB's business will add to our existing operations and due to the expanded presence in certain markets that SCB's existing client base offers to CIBER. In particular, SCB's public sector business will compliment our existing state and Federal government service offerings. We expect that a combined CIBER and SCB will be able to compete more effectively for larger public sector contracts. We have purposefully and successfully grown our public sector business over the course of the last several years, and with the addition of SCB, we estimate our state, local and federal government business will represent approximately 35%-40% of our total revenue. In addition, we believe that the acquisition will provide an opportunity to realize operational efficiencies in the form of lower combined selling, general and administrative costs, primarily by reducing SCB's corporate administrative costs.

        We began operations in 1974 as a professional services staffing organization to assist companies in need of computer programming support. In the late-1980s, we initiated a growth strategy that included expanding our range of IT related services, developing a professional sales force and selectively acquiring established complementary companies. Since our initial public offering in March of 1994, we have completed over 50 business combinations. Our acquisition strategy has been central to our ability to expand our business model. To date, our acquisitions have allowed us to effectively expand our business model in the following areas:

  •
  Increased project based capabilities. We have expanded our project based delivery capabilities by adding expertise around PeopleSoft and other enterprise resource planning (ERP) packages. In addition to acquiring project based ERP capabilities, we have organically developed project-level expertise in delivery of custom software applications, application maintenance and technology outsourcing services. This combination of acquired and organically developed project delivery capabilities has resulted in a shift in our mix of business between project based work and staff supplementation services. We believe that the current mix is approximately 60% and 40% of revenue, respectively.

  •
  Established significant public sector presence. Our acquisitions of KCM Computer Consulting, Inc. (1997), Computer Resource Associates (1998), Metamor Industry Solutions, Inc. (2001) and SCB (2004) have enabled us to become an established firm in the public sector, providing services to over 40 state governments and several hundred state agencies, as well as to several agencies of the federal government. Our public sector clients (including Europe) accounted for approximately 26% of our total revenue in 2003. Our 2004 acquisition of SCB Computer Technology is intended to further expand our public sector reach.

  •
  Expanded geographic presence. Acquisitions have also allowed us to expand our geographic footprint to include a significant European presence. Beginning with our late 1999 acquisition of Netherlands based Solution Partners BV, and most recently our 2003 acquisition of ECsoft Group, we have expanded our operations to include 10 offices located in six European countries. Additionally, services are delivered throughout Europe from these base cities. Our European operations accounted for approximately 11% of our total revenue in 2003, approximately 30% of which was public sector based.

Our Competitive Strengths

        Though there has been a significant amount of consolidation in our sector, the competitive landscape remains highly fragmented characterized by several small local and regional firms and a few large, multi-national competitors. We believe that our corporate strengths position us to respond to the long-term trends, changing demands and competition within our principal market.

  •
  Balanced Business Model—We have developed a business model that allows us to provide superior, leading-edge services, which are routinely updated to meet the current needs of our clients. We have developed a reputation for thought leadership in industry verticals such as state government and higher education, and in technology verticals such as wireless and security applications, including homeland security.

  •
  Competitive Pricing Model—Our pricing structure is very competitive relative to the level of our service offerings. Because of the efficient overhead structure of our branch office operations and the high utilization of our billable consulting staff, we are able to offer our clients a pricing model that is very competitive. We believe that on average, our hourly billing rates are significantly lower than the rates of national competitors for similar services.

  •
  Scale of Operations—The competitive landscape for the delivery of IT services is highly fragmented. In almost every major market, we compete with larger national and international publicly held firms, as well as a host of smaller regional and local privately held firms. For the past several years, large clients have attempted to consolidate the purchasing of IT services and work with fewer firms. Because of the relatively large scale of our operations, we have been able to compete effectively to remain a vendor to these large clients. Our success has come at the expense of local and regional competitors that currently lack the scale to compete successfully for this work.

  •
  Breadth of Service Offering—We offer a broad array of services to our clients including staff supplementation services, custom application development services, implementation services of ERP packages, application maintenance outsourcing services, the reselling of certain hardware and software products, managed hosting and call center support. We believe that having this broad delivery capacity is often a competitive advantage, particularly when competing against smaller local and regional firms.

  •
  Long-term Client Relationships—We have been in business since 1974 and a prominent first-year client, Ford Motor Company, remains one of our top five clients today in terms of annual revenue. This relationship exemplifies the kind of long-term commitment that we have toward our clients and speaks to the quality and breadth of the services that we provide. During 2003, over 80% of the clients that generated $1 million or more of revenue were our clients in 2002.

  •
  Optimized Delivery Methodology—Our proprietary Optimized Delivery Model™ (ODM) is designed to determine the right mix of client and CIBER resources and the appropriate work site for an engagement, balancing the cost of the resources and the complexity of managing a diverse and distributed team. Our approach minimizes resource costs and maximizes delivery efficacy for the benefit of the client. The approach consists of a series of steps to profile the customer's business drivers and capabilities, create alternative resource scenarios and formalize governance around delivering the work. The output of these efforts is a recommended delivery model that is optimized to balance the client's resource costs with the risks and constraints of distributed delivery teams. The overall ODM process has been effective in our pursuit of project engagements, and use of the methodology has become a distinct competitive advantage.

  •
  Disciplined Pursuit and Efficient Integration of Strategic Acquisitions—As previously mentioned, we have completed over 50 business combinations since our initial public offering in March of 1994. During this time, through experience and process, we have developed expertise in effectively valuing and successfully integrating firms with which we combine. We view this skill and expertise as a distinct advantage, especially in the current economic environment.

Our Growth Strategies

  •
  Continued Organic Growth—Throughout our history we have demonstrated an ability to grow our business organically by leveraging long-term client relationships, an efficient sales model and strong recruiting skills. We have demonstrated an ability to grow organically at a rate that outpaces the growth of the industry by capturing incremental market share. We believe our balanced business model, broad array of service offerings and industry expertise will continue to position us for future growth. In addition, we believe additional organic growth will result from our continued penetration of high growth industry segments, such as the public sector and higher education.

  •
  Selectively Pursue Strategic Acquisitions—We will continue to expand and modify our service offerings and geographic footprint to address changes in customer demands and rapidly changing technology by pursuing and executing strategic acquisitions. We have established a long, admirable track record for valuing and integrating acquisition targets. Given the recent spending constraints in our industry and the trend of IT services buyers to consolidate their vendor lists, smaller local or regional firms will be at a competitive disadvantage and thus more likely to consider selling their business. We believe that this trend will drive the continued consolidation within the IT services sector, and that we will be able to continue identifying and acquiring firms that meet our acquisition criteria.

Our Corporate Information

        We were originally incorporated in Michigan in 1974 and later reincorporated in Delaware in 1993. Our corporate headquarters are located at 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111. Our telephone number is (303) 220-0100. Our web site is www.ciber.com. Information on our web site does not constitute part of this prospectus.

Summary of the Debentures

Issuer	CIBER, Inc., a Delaware corporation
Debentures	$175,000,000 principal amount of 2.875% Convertible Senior Subordinated Debentures due 2023.
Maturity Date	December 15, 2023.
Interest	2.875% per annum on the principal amount, from December 2, 2003 payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning June 15, 2004.
Ranking
The debentures are subordinated in right of payment to all of our existing and future senior indebtedness and effectively subordinated to all debts and other liabilities of our subsidiaries. As of December 31, 2003, CIBER (without its subsidiaries) had no borrowings outstanding under our senior credit facility with Wells Fargo Bank, N.A. and $67.7 million of other liabilities outstanding, and our subsidiaries had $26.1 million of liabilities outstanding. Our senior credit facility is secured by substantially all of our assets and certain of our subsidiaries' assets and is guaranteed by certain of our subsidiaries. Neither we nor our subsidiaries are prohibited from incurring additional debt, including senior indebtedness, under the indenture.

Conversion
You may convert the debentures into shares of our common stock, par value $0.01 per share, at a conversion rate of 73.3138 shares per $1,000 principal amount of debentures (representing a conversion price of approximately $13.64), subject to adjustment, prior to the close of business on the final maturity date only under the following circumstances:
•
during any fiscal quarter commencing after December 31, 2003, and only during such fiscal quarter, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; or
•
during the five business days after any ten consecutive trading day period (the "measurement period") in which the trading price per $1,000 principal amount of debentures for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures; provided, however, you may not convert your debentures in reliance on this provision after June 15, 2018 if on any day during such measurement period the closing sale price of our common stock was between 100%, and 120% of the then current conversion price of the debentures; or
	•	if the debentures have been called for redemption; or
	•	upon the occurrence of specified corporate transactions described under "Description of Debentures—Conversion of Debentures—Conversion Upon Specified Corporate Transactions."
Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.
Sinking Fund	None.
Optional Redemption
From December 20, 2008 to but not including December 15, 2010, we may redeem any of the debentures if the closing sale price of our common stock exceeds 130% of the conversion price for at least 20 trading days within any 30 consecutive trading day period, including the last trading day of such period. Beginning December 15, 2010, we may redeem any of the debentures by giving you at least 30 days' notice. We may redeem the debentures either in whole or in part at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, to, but excluding, the redemption date.

Designated Event
If a designated event (as described under "Description of Debentures—Repurchase at Option of the Holder Upon a Designated Event") occurs prior to maturity, you may require us to purchase all or part of your debentures at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, up to, but excluding, the repurchase date.
Repurchase at the Option of the Holder
You may require us to repurchase the debentures on December 15, 2008, 2010, 2013 and 2018, at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, and additional interest paid as liquidated damages, if any, to, but excluding the repurchase date. See "Description of Debentures—Repurchase at Option of the Holder."
Use of Proceeds	We will not receive any proceeds from the sale by the selling securityholders of the debentures or shares of our common stock issuable upon conversion of the debentures.
Trading
The debentures are not listed on any securities exchange or included in any automated quotation system. While the debentures are designated for trading in The PORTAL Market, we cannot assure you that any active or liquid market will develop for the debentures.
New York Stock Exchange Symbol for our Common Stock	"CBR."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our unaudited ratio of earnings to fixed charges for the periods shown.

		Six months ended December 31, 1999	Years ended December 31,
	Years ended June 30, 1999
			2000	2001	2002	2003
Ratio of Earnings to Fixed Charges(1)	26.98	14.71	(11.61)	1.56	4.76	5.52

(1)
In computing the ratio of earnings to fixed charges, earnings consist of earnings before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of capitalized expense related to indebtedness and an estimate of the interest component of rent expense under operating leases.

RISK FACTORS

        Investing in the debentures and our common stock involves risks and uncertainties. You should carefully consider the risks described below before investing in the debentures and our common stock. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties unknown to us or that we currently deem immaterial may impair our business operations in the future. If any of the following risks actually occur, our business, financial condition or results of operations could be materially harmed, and the value of the debentures and the common stock issuable upon conversion of the debentures may decline. You should also refer to other information included and incorporated by reference in this prospectus.

Risks Related to Our Business

Our profitability will suffer if we are not able to maintain our pricing and utilization rates and control our costs.

        Our profit margin, and therefore our profitability, is largely a function of the rates we charge for our services and the utilization rate or chargeability, of our consultants. Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our consultants, we will not be able to sustain our profit margin and our profitability will suffer. The rates we charge for our services are affected by a number of factors, including:

  •
  our clients' perception of our ability to add value through our services;

  •
  competition;

  •
  introduction of new services or products by us or our competitors;

  •
  pricing policies of our competitors;

  •
  the use of globally, sourced lower cost service delivery capabilities by our competitors and our clients; and

  •
  general economic conditions.

        Our utilization rates are also affected by a number of factors, including:

  •
  seasonal trends, primarily as a result of holidays and vacations;

  •
  our ability to transition employees from completed assignments to new engagements;

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  our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce; and

  •
  our ability to manage employee turnover.

        We have implemented cost-management programs to manage our costs, including personnel costs, support and other overhead costs. Some of our costs, like office rents, are fixed in the short term, which limits our ability to reduce costs in periods of declining revenues. Our current and future cost-management initiatives may not be sufficient to maintain our margins as our level of revenue varies.

Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in technology.

        Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. Our success depends, in part, on our ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely basis and our offerings may not be successful in the marketplace. Also, services, solutions and technologies developed by our competitors may make our service or solution offerings uncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our ability to obtain and successfully complete client engagements.

If our clients are not satisfied with our services, we may have exposure to liabilities, which could adversely affect our profitability and financial condition, and our ability to compete for future work.

        If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts, which are designed to limit our exposure to legal claims relating to our services and the applications we develop, may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is possible, because of the nature of our business, that we will be sued in the future. In addition, although we maintain professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities. Moreover, as a consulting firm, we depend to a large extent on our relationships with our clients and our reputation for high-quality services to retain and attract clients and employees. As a result, claims made against our work may damage our reputation, which in turn, could impact our ability to compete for new work and negatively impact our revenues and profitability.

If we do not successfully integrate the businesses that we acquire, our revenue and profitability may decline.

        As an integral part of our business strategy, we intend to continue to expand by acquiring information technology businesses. We regularly evaluate potential business combinations and aggressively pursue attractive transactions. We may be unable to profitably manage businesses that we have acquired or that we may acquire or we may fail to integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our revenues, profitability and our financial condition.

        Acquisitions involve additional risks, including:

  •
  diversion of management's attention from existing business activities;

  •
  additional costs and delays from difficulties in the integration of the acquired business with our existing business activities;

  •
  loss of significant clients acquired;

  •
  loss of key management and technical personnel acquired;

  •
  assumption of unanticipated legal or other financial liabilities;

  •
  becoming significantly leveraged as a result of debt incurred to finance acquisitions;

  •
  unanticipated operating, accounting or management difficulties in connection with the acquired entities;

  •
  impairment charges for acquired intangible assets, including goodwill, that decline in value; and

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  dilution to our earnings per share as a result of issuing shares of our stock to finance acquisitions.

        Also, client dissatisfaction or performance problems with an acquired firm could materially and adversely affect our reputation as a whole. Further, the acquired businesses may not achieve the revenue and earnings we anticipated.

        Historically, we have not always achieved the level of benefits that we expected from our acquisitions. Certain acquisitions have not resulted in the revenues or growth we expected due to client attrition and difficulty in selling additional services. In some cases, our operating expenses have been higher than expected because we have not achieved the level of synergies expected from certain acquisitions. In addition, we had an approximately $81 million goodwill impairment charge in 2000 in connection with our acquisitions of Business Impact Systems, Inc., Integration Software Consultants, Inc., York & Associates, Inc., Interactive Papyrus, Inc. and Paragon Solutions, Inc. The impairment charge resulted from a combination of factors, including among others, our use of stock as consideration for the acquisitions which required premiums over cash consideration, acquiring the entities at a time when the value of IT services companies was much higher than at the time of the impairment charge, and a significant decrease in the IT services requirements of dot.com companies in the spring of 2000 coupled with greater competition to provide such services which led to a decrease in revenues, cash flows and expected future growth rates of these operations.

        We will continue to evaluate from time to time, on a selective basis, other strategic acquisitions if we believe they will help us obtain well-trained, high-quality employees, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. There can be no assurance that we will be successful in identifying candidates or consummating acquisitions on terms that are acceptable or favorable to us. In addition, there can be no assurance that financing for acquisitions will be available or, if available, on terms that are acceptable or favorable to us. We may issue shares of our common stock as part of the purchase price for some or all of these acquisitions. Future issuances of our common stock in connection with acquisitions also may dilute our earnings per share.

The continuation of the current economic downturn has negatively impacted our revenues, and future economic downturns may cause our revenue and profitability to decline.

        Our results of operations are affected by the level of business activity of our clients, which in turn is affected by regional and global economic conditions. As a result of the current difficult economic environment, some clients have cancelled, reduced or deferred expenditures for information technology products and services. Future deterioration of economic conditions could adversely affect our pricing and utilization rates, and therefore our revenues and profitability.

Financial and operational risks of international operations could result in a decline of our revenue and profitability.

        We expect to continue to expand our international operations. Our foreign operations accounted for 11% of our 2003 revenue. We now have offices in eight foreign countries: Canada, Denmark, India, Germany, the Netherlands, Norway, Sweden and the United Kingdom. International operations could cause us to be subject to unexpected, uncontrollable and changing economic and political conditions that could have an adverse effect on our business, revenues, profitability and financial condition. The following factors, among others, present risks that could have an adverse effect on us:

  •
  the costs and difficulties relating to managing geographically diverse operations;

  •
  foreign currency exchange rate fluctuations;

  •
  differences in, and uncertainties arising from changes in, foreign business culture and practices;

  •
  restrictions on the movement of cash;

  •
  multiple, and possible overlapping or conflicting tax laws;

  •
  the costs of complying with a wide variety of national and local laws;

  •
  operating losses incurred in certain countries and the non-deductibility of those losses for tax purposes; and

  •
  differences in, and uncertainties arising from changes in legal, labor, political and economic conditions, as well as international trade regulations and restrictions, and tariffs.

The termination of a contract by a significant client could reduce our revenue and profitability or adversely affect our financial condition.

        Our five largest clients accounted for 29% of our revenue in 2003. The various agencies of the federal government represent our largest client, accounting for 10% of total revenue in 2003, while no other customer accounted for more than 6% our total revenue. We strive to develop long-term relationships with our clients. Most individual client assignments are from three to twelve months, however, many of our client relationships have continued for many years. Our clients typically retain us on a non-exclusive, engagement-by-engagement basis. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. Under many contracts, clients may reduce their use of our services under such contract without penalty. In addition, contracts with the federal government contain provisions and are subject to laws and regulations that provide the federal government with rights and remedies not typically found in commercial contracts. Among other things, governments may terminate contracts, with short notice, for convenience and may cancel multi-year contracts if funds become unavailable. When contracts are terminated, our revenue may decline and if we are unable to eliminate associated costs in a timely manner, our profitability may decline. In 2003, approximately 26% of our revenue was from public sector clients, including U. S. Federal, state, local and foreign governments and agencies. Often government spending programs are dependent upon the budgetary capability to support such programs. Many government budgets have been adversely impacted by the economic slowdown. Most all states must operate under a balanced budget. As a result of such budget and deficit considerations, our existing and future revenues and profitability could be adversely affected by reduced government IT spending.

        We generate a significant portion of our revenue from projects to implement packaged software developed by others, including PeopleSoft, Lawson, Oracle, and SAP. Our future success in the packaged software implementation business depends on the continuing viability of these companies and their ability to maintain market leadership. For example, it is unclear whether PeopleSoft will continue to maintain a strong market presence following the acquisition of J.D. Edwards. In addition, Oracle has commenced a hostile tender offer of PeopleSoft and has stated that if successful in acquiring PeopleSoft, it may discontinue developing and selling or continue to sell and support PeopleSoft software only for a limited time. The uncertainty about Oracle's intentions may cause customers of PeopleSoft and J.D. Edwards to defer or cancel software purchases, which could harm our business. We cannot assure you that we will be able to maintain a good relationship with these companies or that they will maintain their leadership positions in the software market.

If we do not accurately estimate the cost of a large engagement which is conducted on a fixed-price basis, our revenue and profitability may decline.

        We estimate that approximately 10% of our revenue is from engagements performed on a fixed-price basis. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. When proposing for and managing fixed-price engagements, we rely on our estimates of costs for completing the project. These estimates reflect our best judgment regarding the efficiencies of our methodologies and professionals as we plan to apply them to the project. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts including delays caused by factors outside of our control could make these contracts less profitable or unprofitable and may affect the amount of revenue reported in any period.

Unfavorable government audits could require us to refund payments we have received, to forego anticipated revenue and could subject us to penalties and sanctions.

        The government agencies we contract with generally have the authority to audit and review our contracts with them. As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the audit agency determines that we have improperly received reimbursement, we would be required to refund any such amount. If a government audit uncovers improper or illegal activities by us or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any such unfavorable determination could adversely impact our ability to bid for new work.

The IT services industry is highly competitive, and we may not be able to compete effectively.

        We operate in a highly competitive industry that includes a large number of participants. We believe that we currently compete principally with other IT professional services firms, technology vendors and the internal information systems groups of our clients. Many of the companies that provide services in our markets have significantly greater financial, technical and marketing resources than we do. Our marketplace is experiencing rapid changes in its competitive landscape. Some of our competitors have sought access to public and private capital and others have merged or consolidated with better-capitalized partners. These changes may create more or larger and better-capitalized competitors with enhanced abilities to compete for market share generally and our clients specifically, in some cases, through significant economic incentives to clients to secure contracts. These competitors may also be better able to compete for skilled professionals by offering them large compensation incentives. In addition, one or more of our competitors may develop and implement methodologies that result in superior productivity and price reductions without adversely affecting the competitors' profit margins. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. As a result, we may be unable to continue to compete successfully with our existing or any new future competitors, and our revenues and profitability may be adversely affected.

If we are unable to manage our growth, our profitability may decline.

        Our profitability is also a function of our ability to control our costs and improve our efficiency. Growth places significant demands on our management as well as on our administrative, operational and financial resources. As we increase the number of our professionals and execute our strategy for growth, we may not be able to manage a significantly larger and/or more diverse workforce, control our costs or improve our efficiency.

Our future success depends on our ability to continue to retain and attract qualified employees.

        We believe that our future success depends upon our ability to continue to train, retain, effectively manage and attract highly skilled technical, managerial, sales and marketing personnel. Employee turnover is generally high in the IT services industry. If our efforts in these areas are not successful, our costs may increase, our sales efforts may be hindered, and/or our customer service may degrade. Although we invest significant resources in recruiting and retaining employees, there is often significant competition for certain personnel in the IT services industry. From time to time, we experience difficulties in locating enough highly qualified candidates in desired geographic locations, or with required specific expertise.

        In addition, we believe that there are certain key employees within the organization, primarily in the senior management team, who are necessary for us to meet our objectives. Due to the competitive employment nature of our industry, there is a risk that we will not be able to retain these key employees. The loss of one or more key employees could adversely affect our continued growth. In addition, uncertainty created by turnover of key employees could result in reduced confidence in our financial performance, which could cause fluctuations in our stock price and result in further turnover of our employees.

If the accounting for employee stock options is changed, we may be forced to change our business practices.

        Under current accounting principles, we do not record expense for our employee stock options. If the proposals to require recording of expense for employee stock options that are currently under consideration by accounting standards organizations are adopted, we may be required to change our business practices. As a result, we could decide to reduce the number of stock options granted to employees or to grant options to fewer employees. This could affect our ability to retain employees and attract qualified candidates and could increase the cash compensation we would have to pay. In addition, such a change in accounting would have a negative effect on our earnings.

Our debt may affect our business and may restrict our operating flexibility.

        In December 2003, we issued $175 million of Convertible Senior Subordinated Debentures ("debentures") due 2023. This significantly increased our aggregate level of indebtedness. In the future, we may obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing total leverage. We are not restricted under the terms of the debentures from incurring additional debt, including secured debt or repurchase of our securities. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due. Certain of our other debt instruments may, however, restrict these and other actions.

        We also have a $60 million bank revolving line of credit that expires in August 2006. We have used borrowings under our line of credit for consideration related to our acquisitions in 2001, 2002 and 2003. In the past, we have been successful in generating cash flow from operations to reduce our indebtedness. We have experienced, from time to time, instances of covenant non-compliance under our line of credit, which non-compliances have been waived by our lender. We had no outstanding borrowings under our line of credit at December 31, 2003.

        The level of our indebtedness could:

  •
  limit cash flow available for general corporate purposes, such as acquisitions, due to the ongoing cash flow requirements for debt service;

  •
  limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

  •
  limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

  •
  expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements;

  •
  increase our vulnerability to adverse economic and industry conditions; and

  •
  expose us to risks inherent in interest rate fluctuations because of the variable interest rates, which could result in higher interest expense in the event of increases in interest rates.

        Our ability to repay or to refinance our indebtedness will depend upon our future operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed herein. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of any indebtedness we may have. If we are unable to service our indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be affected on satisfactory terms, if at all.

Our quarterly revenue, operating results and profitability will vary from quarter to quarter and other factors that may result in increased volatility of our share price.

        Our quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter, making them difficult to predict. This may lead to volatility in our share price. The changes in the market price of our common stock may also be for reasons unrelated to our operating performance. Some other factors that may cause the market price of our common stock to fluctuate substantially, include:

  •
  the failure to be awarded a significant contract on which we have bid;

  •
  the termination by a client of a material contract;

  •
  announcement of new services by us or our competitors;

  •
  announcement of acquisitions or other significant transactions by us or our competitors;

  •
  changes in or failure to meet earnings estimates by securities analysts;

  •
  sales of common stock by CIBER or existing shareholders, or the perception that such sales may occur;

  •
  adverse judgments or settlements obligating us to pay liabilities;

  •
  changes in management;

  •
  general economic conditions and overall stock market volatility; and

  •
  changes in or the application of U.S. generally accepted accounting principles.

Our Chairman of the Board owns a significant percentage of our common stock and can significantly affect the results of any shareholder vote regardless of the opposition of other stockholders or the desire of other stockholders to pursue an alternate course of action.

        Our Chairman of the Board of Directors and Founder, Bobby G. Stevenson, beneficially owns approximately 12% of our common stock. As a result, Mr. Stevenson has the ability to significantly influence the outcome of matters requiring a shareholder vote, including the election of the board of directors, amendments to our organizational documents, or approval of any merger, sale of assets or other major corporate transaction. The interests of Mr. Stevenson may differ from the interests of our other shareholders, and Mr. Stevenson may be able to delay or prevent us from entering into transactions that would result in a change in control, including transactions in which our shareholders might otherwise receive a premium over the then-current market price for their shares. These factors could limit the price that investors might be willing to pay in the future for shares of our common stock, and as a result, the price of our common stock could decline.

Risks Related to the Debentures

The debentures are subordinated to all of our senior debt and are effectively subordinated to all debt and other liabilities of our subsidiaries. We may be unable to pay our obligations under the debentures.

        The debentures are our general unsecured obligations and are subordinated to all of our existing and future senior debt, including debt under our senior credit facility. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the debentures. In addition, all payments on the debentures will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 365 consecutive days in the event of certain non-payment defaults on designated senior debt. Our assets remaining after payment of our senior debt may be insufficient to repay the debentures.

        In addition, the debentures are not secured by any of our assets and therefore are effectively subordinated to all of our secured debt. In addition, future debt that we incur, including accounts payable and other liabilities incurred in obtaining goods and services, may be secured by our assets. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the debentures.

        The debentures are obligations exclusively of CIBER, Inc. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the debentures to participate in those assets, will be subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        At September 30, 2003, our senior indebtedness totaled $27.3 million. We intend to use a portion of the net proceeds of this offering to repay all of our outstanding senior indebtedness. Following such repayment, we intend to amend the terms of our senior credit facility to reduce the borrowing limit available thereunder, among other modifications. See "Use of Proceeds" and "Description of Existing Indebtedness."

We may be unable to purchase the debentures for cash on specified dates or following a designated event.

        Holders of the debentures have the right to require us to repurchase the debentures on specified dates or upon the occurrence of a designated event prior to maturity as described under the heading "Description of Debentures—Repurchase at Option of the Holder Upon a Designated Event." Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the debentures in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our senior credit facility. However, if we fail to repurchase the debentures as required by the indenture, it would constitute an event of default under the indenture governing the debentures which, in turn, would be expected to constitute an event of default under any agreements relating to debt outstanding, including our senior credit facility. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a designated event under the indenture governing the debentures and thus not permit the holders of the debentures to require us to repurchase or redeem the debentures.

There is currently no public market for the debentures, and an active trading market may not develop for the debentures. The failure of a market to develop for the debentures could adversely affect the liquidity and value of your debentures.

        The debentures were issued in a private placement and are currently trading in The PORTAL MarketSM. Debentures resold under this prospectus will no longer be eligible for trading in The PORTAL Market. We do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures on any automated dealer quotation system. A market may not develop for the debentures, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the debentures, the market price and liquidity of the debentures may be adversely affected. If any of the debentures are traded after their initial issuance, they may trade at a discount from their initial offering price.

        The liquidity of the trading market, if any, and future trading prices of the debentures will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the debentures, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. In addition, we do not expect any credit rating agencies to rate the debentures, which could have a negative impact on the market price for the debentures. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. The market for the debentures may be subject to disruptions which could have a negative effect on the holders of the debentures, regardless of our operating results, financial performance or prospects.

We may incur additional indebtedness in the future. Any future indebtedness could adversely affect our business and our ability to make full payment on the debentures and may restrict our operating flexibility.

        In the future, we may obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing total leverage. We are not restricted under the terms of the debentures from incurring additional debt, including secured debt or repurchase our securities. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due.

The conditional conversion feature of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

        The debentures are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We have various mechanisms in place to discourage takeover attempts, which may reduce or eliminate our stockholders' ability to sell their shares for a premium in a change of control transaction.

        Various provisions of our certificate of incorporation and bylaws and of Delaware corporate law may discourage, delay or prevent a change of control or takeover attempt of our company by a third party that is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change in our management and board of directors. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and as a result, the price of our common stock could decline. These provisions include:

  •
  the existence of a stockholder rights plan;

  •
  authority to issue "blank check" preferred that could be used by our board of directors to further increase the number of outstanding shares and thwart a takeover attempt;

  •
  non-cumulative voting for our directors;

  •
  establishing a fixed size for our directors;

  •
  a classified board of directors;

  •
  a prohibition against stockholder action by written consent; and

  •
  advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

        The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the debentures could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the debentures and our ability to raise funds in new stock offerings.

        Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the debentures. The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the debentures.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling securityholders of the debentures or the underlying common stock upon conversion of the debentures. All proceeds will be received by the selling securityholders. See "Selling Securityholders."

DIVIDEND POLICY

        Our policy is to retain our earnings to support the growth of our business. Accordingly, we have never paid cash dividends on our common stock and have no present plans to do so. In addition, pursuant to the terms of our line of credit agreement with Wells Fargo Bank, N.A., we are prohibited from paying any dividends on our stock.

COMMON STOCK PRICE RANGE

        Our common stock is listed on the New York Stock Exchange under the symbol "CBR." The following table shows high and low reported sales prices per share for the periods indicated.

	Common Stock Price
	High	Low
Year Ended December 31, 2004
First Quarter (through March 19, 2004)	$10.76	$8.91
Year Ended December 31, 2003
First Quarter	$5.95	$3.80
Second Quarter	7.19	4.50
Third Quarter	11.05	6.66
Fourth Quarter	9.70	7.38
Year Ended December 31, 2002
First Quarter	$11.70	$8.10
Second Quarter	9.10	6.05
Third Quarter	7.45	4.46
Fourth Quarter	6.65	4.50

        On March 19, 2004, the closing sale price of our common stock as reported by the New York Stock Exchange was $10.51 per share. As of March 1, 2004, there were approximately 3,805 registered holders of record of our common stock. We estimate that as of March 1, 2004, there were approximately 20,000 beneficial owners of our common stock.

DESCRIPTION OF EXISTING INDEBTEDNESS

        We have a $60 million senior revolving line of credit with Wells Fargo Bank, N.A. that expires August 15, 2006. The Line of Credit Agreement is secured by CIBER's tangible and intangible assets and is also guaranteed by CIBER's domestic subsidiaries. The interest rate charged on borrowings under the agreement ranges from the prime rate of interest ("prime") less 70 basis points to prime less 20 basis points depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter. CIBER's Pricing Ratio is defined as the ratio of CIBER's Total Funded Indebtedness at the end of each quarter divided by CIBER's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the prior four fiscal quarters then ended.

        The terms of the credit agreement contain, among other provisions, specific limitations on additional indebtedness, liens and acquisition activity and prohibit the payment of any dividends. The line of credit agreement also contains certain financial covenants including a maximum liabilities to tangible net worth ratio of 2.0, a minimum fixed charged coverage ratio (EBITDAR to total fixed charges) of 1.75, a maximum leverage ratio (total funded indebtedness divided by EBITDA) of 1.25 and a maximum asset coverage ratio (total funded indebtedness divided by net domestic accounts receivable) of 0.50. We are required to satisfy the financial covenants at the end of each quarter. Certain elements of these ratios are defined below.

  •
  EBITDAR represents net income plus: interest expense, income tax expense, depreciation expense, amortization expense, and rent payments, measured over the prior four quarters.

  •
  Total Fixed Charges represents the sum of capital expenditures, plus interest expense plus rent payments, measured over the prior four quarters.

  •
  Total Funded Indebtedness includes borrowings under our line of credit plus the face amount of any outstanding Letter of Credit.

  •
  EBITDA represents net income plus: interest expense, income tax expense, depreciation expense, and amortization expense, measured over the prior four quarters.

        As a result of our December 2003 sale of debentures, we repaid the outstanding balance under the line of credit and further borrowing under the line of credit has been suspended until an amendment to the line of credit is executed modifying certain terms and the financial covenants. We expect to have an amendment completed during the first quarter of 2004.

DESCRIPTION OF THE DEBENTURES

        The debentures were issued under an indenture dated as of December 2, 2003, between CIBER, Inc., as issuer, and Wells Fargo Bank Minnesota, National Association as trustee. The debentures and the shares of common stock issuable upon conversion of the debentures will be covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.

        The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture and the debenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

        As used in this "Description of Debentures" section, references to "CIBER," "we," "our" or "us" refer solely to CIBER, Inc. and not to our subsidiaries, unless the context requires otherwise.

General

        The debentures are general unsecured indebtedness of CIBER. Our payment obligations under the debentures are subordinated to our senior indebtedness and to all debts and other liabilities of our subsidiaries as described under "—Subordination of Debentures." The debentures will be convertible into common stock as described under "—Conversion of Debentures."

        The debentures are limited to $175,000,000 aggregate principal amount. The debentures are issued only in denominations of $1,000 and multiples of 1,000. We use the term "debenture" in this prospectus to refer to each $1,000 principal amount of debentures. The debentures will mature on December 15, 2023 unless earlier converted, redeemed or repurchased.

        The debentures are obligations of CIBER. Our subsidiaries have no obligation to pay any amounts due on the debentures or to make any funds available to us for payment of the debentures upon maturity or upon a redemption or purchase of the debentures as described below.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries we are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

        You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of CIBER except to the extent described below under "—Repurchase at Option of the Holder" and "—Repurchase at Option of the Holder Upon a Designated Event."

        The debentures bear interest at a rate of 2.875% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from December 2, 2003, or from the most recent date to which interest has been paid or duly provided for. We will pay interest twice a year (on June 15 and December 15) beginning on June 15, 2004.

        An office will be maintained in the Borough of Manhattan, New York City, where we will pay the principal and premium, if any, on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds.

        However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Conversion of Debentures

        Subject to the conditions and during the periods described below, holders may convert any of their debentures, in whole or in part, into shares of our common stock, prior to the close of business on the final maturity date of the debentures, initially at a conversion rate of 73.3138 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which is based upon an initial conversion price of approximately $13.64 per share. If a holder converts debentures on any date when we are required to pay additional interest as liquidated damages as described under "—Registration Rights of the Debenture Holders" and we elect to satisfy the entire conversion obligation in shares rather than cash, the conversion rate shall be multiplied by 103%. A holder may convert debentures in part so long as such part is $1,000 principal amount or a multiple of $1,000.

        To convert debentures into common stock, a holder must do the following:

  •
  complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver such notice to the conversion agent;

  •
  surrender the debenture to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

        The date a holder complies with these requirements is the conversion date under the indenture. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the debentures are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date. If a holder's interest is a beneficial interest in a global debenture, in order to convert, such holder must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global debenture. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

        If we call debentures for redemption, a holder may convert its debentures only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If a holder has submitted debentures for repurchase at the option of the holder or repurchase at the option of the holder upon a designated event, such holder may convert debentures only if it first withdraws the repurchase election in accordance with the terms of the indenture.

        We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued but unpaid interest, attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see "Material U.S. Federal Income Tax Considerations."

        Notwithstanding the preceding paragraph, if debentures are converted after a record date but prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender to CIBER for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such interest payment need be made to CIBER (i) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (ii) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date or (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such debenture.

        In lieu of delivery of shares of our common stock upon conversion of any debentures, for all or any portion of the debentures, we may elect to pay holders surrendering debentures an amount in cash per debenture (or a portion of a debenture) equal to the applicable stock price multiplied by the conversion rate in effect on the conversion date. We will inform the holders through the trustee of our election to deliver shares of our common stock to pay cash in lieu of delivery of any of the shares no later than two business days following the conversion date. Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following the end of the settlement period. Our senior credit facility may restrict our ability to pay in cash in lieu of delivery of any shares or may provide that any such payment would constitute an event of default thereunder.

        The "applicable stock price" means, in respect of any conversion date, the average of the closing sale price per share of our common stock over the twenty-trading day period (the "settlement period") beginning on the business day immediately following the second trading day following such conversion date.

        Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity in only the following circumstances:

  Conversion Upon Satisfaction of Market Price Condition

        A holder may surrender any of its debentures for conversion into our common stock prior to the close of business on the maturity date during any fiscal quarter (but only during such fiscal quarter) commencing after December 31, 2003 if the closing sale price of our common stock exceeds 120% of the then-effective conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or, if neither, by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate. The "conversion price" as of any day will equal $1,000 divided by the conversion rate.

  Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its debentures for conversion into our common stock prior to maturity during the five business days immediately following any ten consecutive trading day period (the "measurement period") in which the trading price per $1,000 principal amount of debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate then in effect (the "98% Trading Exception"); provided, however, you may not convert your debentures in reliance on this provision after June 15, 2018 if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 120%, of the then current conversion price of the debentures.

        The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $10,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the debentures from a nationally recognized securities dealer then the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate.

        The trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of the debentures would be less than 98% of the product of the closing sale price of our common stock and the conversion rate; at which time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

  Conversion Upon Notice of Redemption

        If we call debentures for redemption, holders may convert the debentures until the close of business on the business day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price. If a holder has delivered, however, a notice informing us of its exercise of its repurchase rights, as described below under "—Repurchase at Option of the Holder," or "—Repurchase at Option of the Holder Upon a Designated Event" with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock certain rights or warrants to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the closing sale price of our common stock on the 5 trading days immediately preceding the declaration date for such distribution; or

  •
  distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place, even if the debentures are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

        In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction (or, if such merger, consolidation or share exchange also constitutes a fundamental change, until the corresponding designated event purchase date). If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that a holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a "fundamental change," as defined below, you can require us to repurchase all or a portion of your debentures as described under "—Repurchase At Option, of the Holder Upon a Designated Event."

  Conversion Rate Adjustments

        The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

  (1)
  the payment or issuance of common stock as a dividend or distribution on our common stock;

  (2)
  the issuance to all holders of common stock of rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale price for the 10 trading days preceding the declaration date for such distribution;

  (3)
  subdivisions, splits or combinations of our common stock;

  (4)
  distributions to all holders of our common stock of shares of our capital stock, evidences of indebtedness, property or assets, including securities but excluding dividends or distributions covered by clauses (1) or (2) above or any dividend or distribution paid exclusively in cash;

    In the event that we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the New York Stock Exchange or such other principal national or regional exchange or market on which the securities are then listed or quoted;

  (5)
  the payment of cash as a dividend or distribution on our common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up; and

  (6)
  the successful completion of a tender or exchange offer by us or one of our subsidiaries for our common stock that involves an aggregate consideration that, together with any cash and the fair market value, as of the expiration of the tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) of consideration paid by us or any of our subsidiaries in respect of any tender or exchange offer for shares of common stock concluded within the preceding 12 months, exceeds 5% of our market capitalization based on the average of the closing sale prices of the common stock during the ten trading days immediately prior to the expiration of the tender or exchange offer.

        However, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

        To the extent that our shareholder rights agreement dated August 31, 1998, as amended, or any future rights plan adopted by us is in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the debentures into our common stock immediately prior to any of these events.

        You may in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion price. See "Material U.S. Federal Income Tax Considerations."

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Material U.S. Federal Income Tax Considerations."

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by CIBER

        Prior to December 20, 2008, the debentures will not be redeemable. On or after December 20, 2008 but prior to December 15, 2010, we may redeem the debentures in whole or in part if the closing sale price of our common stock exceeds 130% of the then effective conversion price for at least 20 trading days in any 30 consecutive trading day period ending on the last trading day of such period. On or after December 15, 2010, we may redeem the debentures in whole or in part at any time on not more than 60 days but not less than 30 days prior notice to holders. Upon any redemption, we will pay a redemption price equal to 100% of the principal amount of debentures being redeemed and accrued and unpaid interest, and additional interest paid as liquidated damages, if any, to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payment, and additional interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

        If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to the extent practicable to be of the portion selected for redemption.

        We may not redeem the debentures if we have failed to pay any interest on the debentures and such failure to pay is continuing. We will notify the holders if we redeem the debentures.

        No sinking fund is provided for the debentures.

Repurchase at Option of the Holder

        You have the right to require us to repurchase the debentures on December 15, 2008, 2010, 2013 and 2018 for cash. We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent. The paying agent will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. A holder may withdraw its repurchase notice at any time prior to close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

        The repurchase price payable for a debenture will be equal to the principal amount to be repurchased plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the repurchase date.

        We must give notice of an upcoming repurchase date to all debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their debentures.

        The repurchase notice from the holder must state:

  •
  if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, New York City, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after such date:

  •
  the debenture will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

        This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent. No debentures may be repurchased by us at the option of holders on December 15, 2008, 2010, 2013 and 2018 if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

        We may be unable to repurchase the debentures if you elect to require us to repurchase the debentures pursuant to this provision. If you elect to require us to repurchase the debentures on December 15, 2008, 2010, 2013 or 2018, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances. If you elect to require us to repurchase the debentures at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In the event of default under our senior indebtedness, the subordination provisions of the indenture will restrict payments to the holders of debentures.

        The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the debentures. In connection with any offer to require us to repurchase debentures as summarized above we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file a Schedule TO or any other required schedule or form under the Exchange Act.

        We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Repurchase at Option of the Holder Upon a Designated Event

        If a designated event occurs at any time prior to the maturity of the debentures, you may require us to repurchase your debentures, in whole or in part, on a repurchase date specified by us that is not less than 20 nor more than 35 business days after the date of our notice of the designated event. The debentures will be repurchased only in multiples of $1,000 principal amount.

        We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, to, but excluding, the repurchase date, unless the repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payment, and additional interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

        We will mail to all record holders a notice of a designated event within 25 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your debentures, you must deliver to us or our designated agent, on or before the repurchase date specified in our designated event notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer.

        The repurchase notice from the holder must state:

  •
  if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after the date:

  •
  the debenture will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

        This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

        A "designated event" will be deemed to have occurred upon a "fundamental change" or a "termination of trading," as such terms are defined below.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

  •
  is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or

  •
  is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices.

        The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act, as amended, in the event of a designated event.

        This designated event repurchase right could discourage a potential acquirer of CIBER. However, this designated event repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. No debentures may be repurchased by us at the option of holders upon a designated event if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date.

        We may be unable to repurchase the debentures upon a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event is prohibited or constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. If a designated event would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of debentures.

Subordination of Debentures

        Payment on the debentures will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our existing and future senior indebtedness, including indebtedness under our senior secured credit facility, which is secured by substantially all of our assets and is guaranteed by certain of our subsidiaries and the proposed amended and restated credit facility. The debentures are also effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of interest, and additional interest, if any, on the debentures will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the debentures because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the debentures are entitled to receive any payment or distribution. We are required under the indenture to notify holders of senior indebtedness, if payment of the debentures is accelerated because of an event of default.

        We may not make any payment on the debentures if:

  •
  a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

  •
  a default, other than a payment default, on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default")

        We may resume payments and distributions on the debentures:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

  •
  in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

        No new period of payment blockage may be commenced for a default other than a payment default unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

        If the trustee or any holder of the debentures receives any payment or distribution of our assets in contravention of the subordination provisions on the debentures before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

        Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution, insolvency or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

        The debentures are our exclusive obligations. A significant portion of our operations is conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, may depend upon the earnings of our subsidiaries. In addition we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries would also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        The term "senior indebtedness" is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

  •
  any indebtedness that by its express terms provides that it is not senior to the debentures or is pari passu or junior to the debentures; or

  •
  any indebtedness we owe to any of our majority-owned subsidiaries; or

  •
  the debentures.

        The term "indebtedness" is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers' acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

        The term "designated senior indebtedness" is defined in the indenture and includes, any obligations under our credit facility with Wells Fargo Bank, N.A. and any senior indebtedness that by its terms expressly provides that it is "designated senior indebtedness" for purposes of the indenture.

        Neither we nor any of our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the debentures. The trustee's claims for these payments will generally be senior to those of debenture holders in respect of all funds collected or held by the trustee.

Merger and Sale of Assets by CIBER

        The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person (other than any successor who is bound to our obligations under the debentures and the indenture by operation of law) assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of our obligations under the debentures and the indenture;

  •
  after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture.

Events of Default; Notice and Waiver

        The following are events of default under the indenture:

  •
  failure to pay principal, if any, when due at maturity, upon redemption, repurchase or otherwise on the debentures whether or not the payment is prohibited by subordination provisions of the indenture;

  •
  failure to pay any interest, or additional interest, if any, on the debentures, when due and such failure continues for a period of 30 days whether or not the payment is prohibited by subordination provisions of the indenture;

  •
  default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the debentures as required under the indenture and such failure continues for a period of 10 days;

  •
  failure to provide notice of the occurrence of a designated event on a timely basis;

  •
  failure to pay any indebtedness for money borrowed by us or one of our subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of $10 million (adjusted to the dollar amount of any cross default provision in the senior credit facility as proposed to be amended subject to a maximum of $20 million) at final maturity or upon acceleration, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture;

  •
  failure to pay any final judgments aggregating in excess of $25 million by us or one of our subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us)

  •
  failure to perform or observe any of the covenants in the indenture for 60 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debentures); or

  •
  certain events involving our bankruptcy, insolvency or reorganization.

        The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal, premium, interest, or additional interest, if any, on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25%, in principal amount of the outstanding debentures may declare the principal, if any, accrued and unpaid interest, and additional interest, if any, on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, if any, accrued and unpaid interest, and additional interest, if any, on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, if any, interest, and additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled, the acceleration may be rescinded and annulled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

        Payments of principal, premium, if any, interest, or additional interest, if any, on the debentures that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the debentures.

        "Significant Subsidiary" means a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Exchange Act.

        The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest, or additional interest, if any, on the debentures, unless:

  •
  the holder has given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures within 60 days of such notice;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

  •
  extend the fixed maturity of any debenture;

  •
  reduce the rate or extend the time for payment of interest, or additional interest, if any, of any debenture;

  •
  reduce the principal amount of any debenture;

  •
  reduce any amount payable upon redemption or repurchase of any debenture;

  •
  adversely change our obligation to redeem any debentures on a redemption date;

  •
  adversely change our obligation to repurchase any debenture at the option of the holder;

  •
  adversely change our obligation to repurchase any debenture upon a designated event;

  •
  impair the right of a holder to institute suit for payment on any debenture;

  •
  change the currency in which any debenture is payable;

  •
  impair the right of a holder to convert any debenture or reduce the number of common shares or any other property receivable upon conversion;

  •
  adversely modify, in any material respect, the subordination provisions of the indenture;

  •
  reduce the quorum or voting requirements under the indenture; or

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures.

Form, Denomination and Registration

        The debentures are issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and multiples of $1,000.

  Global Debenture, Book-Entry Form

        Debentures are evidenced by one or more global debentures. We will deposit the global debenture or debentures with DTC and register the global debentures in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

        Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global debenture.

        We will pay interest, and additional interest, if any, on and the redemption price and the repurchase price of, a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

        We will issue debentures in definitive certificated form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days;

  •
  an event of default shall have occurred and the maturity of the debentures shall have been accelerated in accordance with the terms of the debentures and any holder shall have requested in writing the issuance of definitive certificated debentures; or

  •
  we have determined in our sole discretion that debentures shall no longer be represented by global debentures.

  Restrictions on Transfer, Legends

        The debentures are subject to transfer restrictions as described below under "Notice to Investors" and certificates for the debentures will bear a legend to this effect.

Registration Rights of the Debenture Holders

        We have entered into a registration rights agreement, dated December 2, 2003, with the initial purchasers. The registration rights agreement requires us to file the shelf registration statement of which this prospectus is a part with the SEC covering resale of the registrable securities within 120 days after the closing date. We must use our reasonable best efforts to cause the shelf registration statement to become effective within 180 days of the closing date. We will use our reasonable best efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

        When we use the term "registrable securities" in this section, we are referring to the debentures and the common stock issuable upon conversion of the debentures until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all registrable securities, (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of CIBER under Rule 144(k) under the Securities Act or any successor provision, or (iii) the date on which all registrable securities cease to be outstanding.

        We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

  •
  exceed 30 days in any three-month period; or

  •
  an aggregate of 90 days for all periods in any 12-month period.

        Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

        We will pay predetermined additional interest as liquidated damages on any interest payment date if the shelf registration statement is not timely filed or made effective or if the prospectus included in the registration statement is unavailable for periods in excess of those permitted above:

  •
  on the debentures at an annual rate equal to 0.25% for the first 90 days we have failed to file or make effective the shelf registration statement and 0.5% thereafter of the aggregate principal amount of the debentures outstanding until the registration statement is filed or declared effective or during the additional period the prospectus is unavailable; and

  •
  on the common stock that has been issued upon conversion at an annual rate equal to 0.25% for the first 90 days we have failed to file or make effective the shelf registration statement and 0.5% thereafter of an amount equal to $1,000 divided by the conversion rate in effect during such periods.

        If a holder converts debentures into common stock on any date when we are required to pay additional interest as liquidated damages as a result of a default under the registration rights agreement as described above, the holder will not be entitled to receive liquidated damages on such common stock, but will instead receive additional shares upon conversion as described under "—Conversion of Debentures," except to the extent that we elect to deliver cash upon conversion.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement is required to:

  •
  be named as a selling stockholder in the related prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we have agreed to:

  •
  pay all expenses with respect to the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

        The plan of distribution of the shelf registration statement must permit resales of registrable securities by selling security holders though brokers and dealers.

        We will give notice to all holders of the filing and effectiveness of the shelf registration statement by issuing a press release to Reuters Economic Services and Bloomberg Business News. A holder who elects to sell registrable securities pursuant to the shelf registration statement was required to provide information about itself and the specifics of the sale, be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement applicable to such holder. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A Information Request

        We will furnish to the holders or beneficial holders of the debentures or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

        We have appointed Wells Fargo Bank Minnesota, National Association, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures.

        The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

Governing Law

        The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01, and 5,000,000 shares of preferred stock, par value $0.01. As of March 1, 2004, 60,160,715 shares of our common stock and no shares of preferred stock were outstanding.

Common Stock

        The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all of the voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board of directors from time to time, the holders of our common stock will be entitled to the dividends as may be declared from time to time by our board of directors from funds legally available for dividends, and, upon liquidation, will be entitled to receive pro rata all assets available for distribution to the holders of our common stock. Our certificate of incorporation does not provide for the holders of common stock to have preemptive, subscription or redemption rights.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including, but not limited to:

  •
  the designation of the series;

  •
  the number of shares of the series, which number our board of directors may later, except where otherwise provided in a preferred stock designation, increase or decrease, but not below the number of shares thereof then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of the series having cumulative dividend rights shall be cumulative;

  •
  the rate of any dividends, or method of determining the dividends, payable to the holders of the shares of the series, any conditions upon which the dividends will be paid and the date or dates or the method for determining the date or dates upon which the dividends will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

  •
  whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or of any other corporation, and, if so, the specification of the other class or series or the other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the shares of the series.

        We believe that the ability of our board of directors to issue one or more series of preferred stock provides us with flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of outstanding shares of common stock, or in the amount of voting securities, outstanding. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or common stock, our board of directors may determine not to seek stockholder approval. Although we believe our board of directors will have no intention of immediately doing so, we could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue the shares of preferred stock based on its judgment as to the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over the then-current market price of our common stock.

        On August 31, 1998, our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of common stock, par value $.01 per share and established that the dividend was payable on September 21, 1998 to the stockholders of record on that date. The Board further established that prior to a "Distribution Date" (as defined below), the rights would also be attached to all future issuances of common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share at a price of $250 per one one-hundredth of a share of Series A Junior Preferred, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of August 31, 1998 between CIBER and UMB Bank, N.A., as Rights Agent.

        On February 18, 2003, our board of directors adopted an amendment to the Rights Agreement which redefines the term "Distribution Date" under Section 3(a) of the Rights Agreement.

        The Distribution Date is the date that is the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons, known as an Acquiring Person, have acquired beneficial ownership of 15% or more of our outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock.

Certificate of Incorporation, Bylaws and Delaware Law

        Certain provisions of our certificate of incorporation and bylaws are designed to enhance the likelihood of continuity and stability in the composition of our board of directors and management and the policies established by our board of directors. These provisions could also have the effect of delaying, deferring or preventing a change in control or reducing the price investors might be willing to pay in the future for shares of our common stock. These provisions:

  •
  provide that only the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Executive Vice President or a majority of our board of directors have the power to call a special meeting of stockholders;

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  include the availability of 5,000,000 shares of "blank check" preferred stock that may be issued from time to time by our board of directors;

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  provide for a classified board of directors, with each class serving staggered three-year terms and with approximately one-third of our directors elected annually;

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  provide that directors may only be removed for cause and any vacancies on the board may be filled by a majority of the remaining board of directors, even though less than a quorum, or the sole remaining director;

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  provide that all shareholder proposals (including director nominations) must be made by written notice and delivered to, or mailed and received at, our principal executive offices not less than (i) for annual meetings, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the commencement of the immediately preceding annual meeting and (ii) for special meetings, not less than 10, nor more than 60 days before the date of the meeting, except as otherwise required by statute or our Certificate of Incorporation; and

  •
  provide that actions required or permitted to be taken by our stockholders may be taken by written consent in lieu of a meeting if signed by stockholders holding not less than two-thirds of the outstanding shares of common stock.

        We are also subject to the business combination provisions in Section 203 of the Delaware General Corporation Law, which generally prevents "interested stockholders" that own 15% or more of our outstanding voting stock from entering into "business combinations" with our company for a period of three years after the date the stockholder first became an "interested stockholder" unless certain approvals are obtained. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. While the foregoing provisions will not necessarily prevent takeover attempts, they could discourage an attempt to obtain control of our company in a transaction not approved by our board of directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining stockholders.

Transfer Agent and Registrar

        UMB Bank is the transfer agent and registrar for our common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the debentures and shares of common stock into which the debentures are convertible (the "securities"). Unless otherwise specified, this summary addresses only holders that purchase the debentures in connection with their original issue from the initial purchasers at the issue price and that hold the debentures and any shares of common stock into which the debentures are converted as capital assets.

        As used herein, "U.S. holders" are beneficial owners of the securities that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as a U.S. holder prior to such date may also be treated as U.S. holders. As used herein, "non-U.S. holders" are beneficial owners of the securities, other than partnerships, that are not U.S. holders as defined above. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the securities.

        This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. It also does not discuss securities held as part of a hedge, straddle, conversion, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders or beneficiaries of a holder of the securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the securities. This summary is based on the Internal Revenue Code of 1986, as amended, (Code), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (IRS) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of the ownership and disposition of the securities.

        YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Taxation of U.S. Holders

The Debentures

        This subsection describes the material United States federal income tax consequences of owning, converting and disposing of the debentures. The discussion regarding United States federal income tax laws assumes that the debentures will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture.

  Interest Income

        We may be required to pay liquidated damages in the form of additional interest on the debentures if we fail to comply with certain obligations under the Registration Rights Agreement. See "Description of the Debentures—Registration Rights of the Debenture Holders." If there were more than a remote likelihood that such additional interest will be paid, the debentures could be subject to the rules applicable to contingent payment debt instruments, including mandatory accrual of interest in accordance with those rules. We believe (and this discussion assumes) that the likelihood of such an event occurring is remote.

        If the "stated redemption price at maturity" (generally, the sum of all payments required under the debenture other than payments of stated interest) of a debenture exceeds its issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income. It is anticipated, and this discussion assumes, that the debentures will be issued with no more than a de minimis amount of original issue discount. In such case, interest paid on the debentures generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder's regular method of tax accounting). Any payments of additional interest will be subject to tax as ordinary interest income when such payments are made.

        There is a possibility that the IRS may disagree with the tax consequences described above and may seek to apply the contingent payment debt regulations to the debentures. In such circumstances, a holder might be required to include in gross income an amount in excess of the interest actually received, regardless of the holder's usual method of tax accounting, and a holder will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of the debentures.

  Conversion of Debentures Into Common Stock

        A U.S. holder will generally not recognize gain or loss upon the conversion of a debenture entirely into common stock (except with respect to cash received in lieu of a fractional share or stock attributable to accrued but unpaid interest not previously included in income). A U.S. holder's tax basis in the common stock received on conversion of a debenture will be the same as the U.S. holder's adjusted tax basis in the debenture at the time of conversion (exclusive of any tax basis allocable to a fractional share). The holding period for the common stock received on conversion will include the holding period of the converted debenture. However, the tax basis of the common stock considered attributable to accrued interest not previously included in income generally will equal the amount of such accrued interest, and the holding period for such shares will begin on the day following the date of conversion. Cash received in lieu of a fractional share upon conversion of a debenture will be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis in the fractional share.

        If a U.S. holder converts a note and we deliver a combination of our common stock and cash (and such cash is not merely received in lieu of a fractional share of common stock), the tax treatment of the holder is uncertain. Assuming the debentures are "securities" for U.S. federal income tax purposes, which should be the case, the holder would generally not recognize loss, but would generally recognize capital gain, if any, on the note so converted in an amount equal to the lesser of the gain realized (being the excess, if any, of the fair market value of the common stock received plus cash received over the adjusted tax basis in the note converted therefore), and the cash received. Such gain would generally be long-term capital gain if the holder held the note for more than one year. In some cases, all or a portion of the gain could be treated as a dividend. See "The Common Stock—Dividends." The holder's adjusted tax basis in the common stock received should generally equal the adjusted tax basis of the note converted, decreased by the cash received, and increased by the amount of gain realized. The holder's holding period in the common stock received upon conversion of the note would include the holding period of the note so converted. Alternatively, the cash payment may be treated as proceeds from the sale of a portion of the note, and taxed in the manner described under "—Sale, Exchange, Redemption, Repurchase of the Debentures or Conversion of the Debentures for Cash," below.

  Adjustment of Conversion Rate

        Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments will generally not be considered to result in a constructive dividend distribution. However, if at any time we make certain distributions of property to shareholders that would be taxable as a dividend for United States federal income tax purposes or if we issue certain cash dividends, and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the debentures is increased, such increase generally will be deemed to be the payment of a taxable dividend to a U.S. holder of the debentures to the extent of our current and accumulated earnings and profits. If the conversion rate is adjusted at our discretion, or in certain other circumstances, and if such adjustment has the effect of increasing the holder's proportionate interest in our assets or earnings, it may result in a deemed distribution to such holder. In addition, in certain situations, U.S. holders may be treated as receiving a constructive distribution if we fail to adjust the conversion rate.

        Any deemed distributions will be taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders), return of capital, or capital gain to the U.S. holder, as described in "—The Common Stock—Dividends" below. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment. U.S. holders should further note that under recently enacted legislation, dividends received by noncorporate holders may be subject to United States federal income tax at lower rates than other types of ordinary income if certain conditions are met. Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances.

  Sale, Exchange, Redemption, Repurchase of the Debentures or Conversion of the Debentures for Cash

        A U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange (other than by exercise of the conversion privilege entirely for common stock), conversion entirely for cash, redemption, repurchase by us or other disposition of a debenture (except to the extent the amount realized is attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income) and the holder's adjusted tax basis in such debenture. A holder's adjusted tax basis in the debenture generally will be the initial purchase price for such debenture less any principal payments received by the holder. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debenture if such holder's holding period for such debenture exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

The Common Stock

  Dividends

        The amount of any distribution made in respect of the common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles, then as a tax-free return of capital to the extent of a holder's tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below. As noted above, dividends received by noncorporate U.S. holders may be subject to United States federal income tax at lower rates than other types of ordinary income if certain conditions are met. Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances.

        If there is not a full adjustment to the conversion ratio of the debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of our current or accumulated earnings and profits.

        In general, a dividend distribution to a corporate holder will qualify for the 70% dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations. A corporate holder should consult its tax advisor regarding availability and the amount of the dividends-received deduction.

  Sale or Exchange of Common Stock

        Upon the sale, exchange or other disposition of common stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the common stock. A U.S. holder's tax basis in common stock will be computed as described above under "Conversion of Debentures into Common Stock." In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder's holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax

        In general, information reporting requirements will apply to payments of principal and interest on the debentures and dividends on common stock and payments of the proceeds of the sale of the debentures and common stock, and a backup withholding tax may apply to such payments if the holder fails to furnish its taxpayer identification number to us or our paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding will not apply, however, with respect to payments made to certain U.S. holders, including corporations. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

The Debentures

        The rules governing the United States federal income taxation of a non-U.S. holder of debentures are complex and no attempt will be made herein to provide more than a summary of such rules.

Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debentures, including any reporting requirements.

  Interest Income

        Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a debenture by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (i) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the debenture in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to us or our paying agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debentures in such capacity, certifies to us or our paying agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes us or our paying agent with a copy thereof. If a non-U.S. holder holds the debenture through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

        If a non-U.S. holder cannot satisfy the requirements for the portfolio interest exemption as described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such holder provides us or our paying agent with a properly executed (i) Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefits of an applicable tax treaty or (ii) Internal Revenue Service Form W-8ECI (or suitable substitute form) stating that interest paid on the debenture is not subject to withholding tax because it is effectively connected with a United States trade or business as discussed below.

        Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed on a net income basis in the same manner as a U.S. holder if such non-U.S. holder is engaged in a trade or business in the United States and interest on the debenture is effectively connected with the conduct of such trade or business. If such non-U.S. holder is a corporation, it may be subject to an additional 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits from the taxable year.

  Conversion of Debentures into Common Stock

        A non-U.S. holder's conversion of a debenture entirely into common stock will generally not be a taxable event except with respect to (i) cash received in lieu of a fractional share, which will be taxed as described below under "—Sale, Exchange, Redemption, Repurchase of the Debentures or Conversion of the Debentures for Cash," and (ii) stock attributable to accrued but unpaid interest not previously included in income which will be taxable as described above under "—The Debentures, Interest Income."

  Adjustment of Conversion Rate

        Certain adjustments, or failures to make adjustments, in the conversion rate of the debentures may be treated as a taxable dividend to a non-U.S. holder. See "—Taxation of U.S. Holders—The Debentures—Adjustment of Conversion Rate" above and "—The Common Stock—Dividends" below.

  Sale, Exchange, Redemption, Repurchase of the Debentures or Conversion of the Debentures for Cash

        A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, conversion for cash, redemption, repurchase by us or other disposition of a debenture unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a "tax home" in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes. We do not believe that we are or will become a U.S. real property holding corporation. Moreover, so long as our common stock is readily traded on an established securities market, as we expect it to be, non-U.S. holders who never beneficially owned, actually or by attribution, debentures which, as of any date on which any debentures were acquired by the holder, had a fair market value greater than the fair market value on that date of 5% of the total value or our common stock, will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of debentures solely because we are or have been a United States real property holding corporation. For the United States federal income tax consequences upon the conversion of a debenture into cash and common stock, see discussion above under "—Taxation of U.S. Holders—Conversion of Debentures into Common Stock." If an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or other disposition of a debenture are urged to consult their tax advisors as to the tax consequences of such sale as well as their status as non-U.S. holders. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

The Common Stock

        The rules governing United States federal income taxation of a non-U.S. holder of common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the common stock, including any reporting requirements.

  Dividends

        Distributions made (or deemed made) with respect to the common stock that are treated as dividends paid, as described above under "—Taxation of U.S. Holders—The Common Stock—

Dividends," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). It is possible that U.S. withholding tax on deemed dividends will be withheld from the interest paid to a non-U.S. holder. Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income lax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to us or our paying agent.

        A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If the non-U.S. holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, such holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  Sale or Exchange of Common Stock

        A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale, exchange or other disposition of common stock unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a "tax home" in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (iii) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes. We do not believe we are or will become a U.S. real property holding corporation. Moreover, so long as our common stock is readily traded on an established securities market, as we expect it to be, non-U.S. holders who never beneficially own, actually or by attribution, more than 5% of the total value of our common stock, including common stock the holder is treated as owning by reason of owning debentures, will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because we are or have been a United States real property holding corporation.

        If an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual. non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisors as to the tax consequences of such sale as well as their status as non-U.S. holders. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

        Payments on the debentures and dividends on common stock held by a non-U.S. holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied. United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain U.S. connections. Payments effected outside the United States by a foreign office of any broker that is described in clause (i), (ii), (iii) or (iv) of the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker is subject to backup withholding tax and information reporting requirements unless the beneficial owner of the debenture or common stock certifies to us or our paying agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's United States federal income tax and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS.

U.S. Federal Estate Tax

        The U.S. federal estate tax will not apply to debentures owned by an individual who is not a citizen or resident of the United States at the time of his or her death, provided that (i) the individual does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote and (ii) interest on the debenture would not have been, if received at the time of death, effectively connected with the conduct of a trade or business in the United States by such individual. However, common stock held by a decedent at the time of his or her death will be included in such holder's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. Debenture holders that are individuals should be aware that there have been recent amendments to the U.S. federal estate tax rules, and such holders should consult with their tax advisors with regard to an investment in the debentures and the common stock.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

SELLING SECURITYHOLDERS

        We initially issued the debentures to Wachovia Capital Markets, LLC, Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated and McDonald Investments Inc., as initial purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The initial purchasers resold the debentures in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be qualified institutional buyers as defined in Rule 144A under the Securities Act.

        The selling securityholders, including their transferees, pledges, donees or other successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and the common stock issuable upon conversion of the debentures. Any selling securityholder may also elect not to sell any debentures or common stock issuable upon conversion of the debentures held by it. Only those debentures and shares of common stock issuable upon conversion of the debentures listed below or in any prospectus supplement hereto may be offered for resale by the selling securityholders pursuant to this prospectus.

        The following table sets forth recent information with respect to the selling securityholders of the debentures and the common stock issuable upon conversion of the debentures and the respective number of debentures and common stock beneficially owned by each selling securityholder that may be offered for each selling securityholder's account pursuant to this prospectus. We prepared this table based on information supplied to us by or on behalf of the selling securityholders. The selling securityholders may offer and sell all, some or none of the debentures and the common stock issuable upon conversion of the debentures listed below by using this prospectus. Because the selling securityholders may offer all or only some portion of the debentures or the common stock listed in the table, no estimate can be given as to the amount of those securities that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified in the table below may have sold, transferred or disposed of all or a portion of their debentures or shares of common stock issuable upon conversion of the debentures since the date on which they provided the information regarding their ownership of those securities included in this prospectus.

Name of Selling Holder	Aggregate Principal Amount at Maturity of Debentures Beneficially Owned and That May Be Offered($)	Percentage of Debentures Outstanding(1)	Shares of Common Stock Beneficially Owned and That May Be Offered(2)(5)	Common Percentage of Stock Outstanding(3)
Akela Capital Master Fund, Ltd.	8,000,000	4.57%	586,510	*
Arbitex Master Fund L.P.	5,000,000	2.86%	366,569	*
Arkansas PERS	615,000	*	45,087	*
Astrazeneca Holdings Pension	285,000	*	20,894	*
Barclays Global Investors Diversified Alpha Plus Funds	205,000	*	15,029	*
Bear, Stearns & Co. Inc.	500,000	*	36,656	*
Boilermakers Blacksmith Pension Trust	800,000	*	58,651	*
BP Amoco PLC Master Trust	45,000	*	3,299	*
CALAMOS® Market Neutral Fund—CALAMOS® Investment Trust	13,000,000	7.43%	953,079	1.56%
Chrysler Corporation Master Retirement Trust	4,480,000	2.56%	328,445	*
CNM CA Master Account, L.P.	250,000	*	18,328	*
Consulting Group Capital Markets Funds	1,180,000	*	86,510	*

Context Convertible Arbitrage Fund, LP	1,600,000	*	117,302	*
Context Convertible Arbitrage Offshore, Ltd	3,525,000	2.01%	258,431	*
Convertible Securities Fund	68,000	*	4,985	*
CSS, L.L.C.	2,750,000	1.57%	201,612	*
DB Equity Opportunities Master Portfolio Ltd	600,000	*	43,988	*
Delaware PERS	900,000	*	65,982	*
Delta Airlines Master Trust	315,000	*	23,093	*
Delta Pilots Disability & Survivorship Trust—CV	55,000	*	4,032	*
DKR Saturn Event Driven Holding Fund Ltd.	2,850,000	1.63%	208,944	*
DKR Saturn Holding Fund Ltd.	2,000,000	1.14%	146,627	*
DKR SoundShore Opportunity Holding Fund Ltd.	1,500,000	*	109,970	*
Duke Endowment	150,000	*	10,997	*
EXIS Differential Holdings Ltd.	4,000,000	2.29%	293,255	*
Fore Convertible Master Fund, Ltd.	2,411,000	1.38%	176,759	*
Forest Fulcrum Fund LP	505,000	*	37,023	*
Forest Global Convertible Fund, Ltd., Class A-5	1,930,000	1.10%	141,495	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	745,000	*	54,618	*
Froley Revy Investment Convertible Secutity Fund	80,000	*	5,865	*
Grace Convertible Arbitrage Fund, Ltd.	2,500,000	1.43%	183,284	*
Guggenheim Portfolio Company VIII (Cayman) Ltd.	699,000	*	51,246	*
HFR Asset Management, LLC	95,000	*	6,964	*
HFR CA Select Fund	1,000,000	*	73,313	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	16,000	*	1,173	*
ICI Ameican Holdings Trust	205,000	*	15,029	*
Institutional Benchmarks Master Fund Ltd	96,000	*	7,038	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	535,000	*	39,222	*
International Truck & Engine Corporation Retiree Health Benefit Trust	150,000	*	10,997	*

International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	685,000	*	50,219	*
JMG Capital Partners, LP	1,500,000	*	109,970	*
KBC Financial Products USA Inc.	1,080,000	*	79,178	*
LLT Limited	203,000	*	14,882	*
Lyxor/Context Fund Ltd	300,000	*	21,994	*
Lyxor/Forest Fund Ltd.	705,000	*	51,686	*
Man Convertible Bond Master Fund, Ltd.	4,709,000	2.69%	345,234	*
Man Mac I Limited	699,000	*	51,246	*
Microsoft Corporation	180,000	*	13,196	*
Morgan Stanley Convertible Securities Trust	8,001,000	4.57%	586,583	*
Motion Picture Industry Health Plan—Retiree Member Fund	15,000	*	1,099	*
MSD TCB, L.P.	15,000,000	8.57%	1,099,707	1.80%
National Bank of Canada	300,000	*	21,994	*
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	250,000	*	18,328	*
Nations Convertible Securities Fund	7,132,000	4.08%	522,874	*
NISSWA Master Fund, Ltd.	2,000,000	1.14%	146,627	*
OCM Global Convertible Securities Fund—DC	195,000	*	14,296	*
Partner Reinsurance Company Ltd.	95,000	*	6,964	*
Polygon Global Opportunities Master Fund	3,500,000	2.00%	256,598	*
Pyramid Equity Strategies Fund	150,000	*	10,997	*
Relay 11 Holdings Co.	115,000	*	8,431	*
Royal Bank of Canada (Norshield)	300,000	*	21,994	*
S.A.C. Capital Associates, LLC	6,000,000	3.43%	439,882	*
San Diego County Employee Retirement Association	1,500,000	*	109,970	*
SG Cowen Securities Corp.	1,000,000	*	73,313	*
Sphinx Convertible Arb Fund SPC	168,000	*	12,316	*
Sphinx Convertible Arbitrage SPC	90,000	*	6,598	*
SSI Blended Market Neutral L.P.	290,000	*	21,261	*
SSI Hedged Convertible Market Neutral L.P.	35,000	*	2,565	*
St. Thomas Trading, Ltd.	8,291,000	4.74%	607,844	1.00%
State Employees' Retirement Fund of the State of Delaware	130,000	*	9,530	*
Syngenta AG	150,000	*	10,997	*
TD Securities (USA) Inc.	3,182,000	1.82%	233,284	*

Timberpass Trading L.L.C.	500,000	*	36,656	*
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	175,000	*	12,829	*
UnumProvident Corporation	490,000	*	35,923	*
US Bancorp Piper Jaffray	3,000,000	1.71%	219,941	*
Van Kampen Harbor Fund	1,200,000	*	87,976	*
Vanguard Convertible Securities Fund, Inc.	13,440,000	7.68%	985,337	1.61%
Viacom Inc. Pension Plan Master Trust	13,000	*	953	*
Wachovia Capital Markets LLC	10,995,000	6.28%	806,085	1.32%
Waterstone Market Neutral Fund, LP	94,000	*	6,891	*
Waterstone Market Neutral Offshore Fund, Ltd.	656,000	*	48,093	*
White River Securities L.L.C.	500,000	*	36,656	*
Windmill Master Fund, LP	4,000,000	2.29%	293,255	*
Xavex Convertible Arbitrage 4 Fund	80,000	*	5,865	*
Zazove Convertible Arbitrage Fund, L.P.	2,000,000	1.14%	146,627	*
Zazove Hedged Convertible Fund, L.P.	1,000,000	*	73,313	*
Zazove Income Fund, L.P.	500,000	*	36,656	*
Zurich Institutional Benchmarks Master Fund Ltd.	365,000	*	26,759	*
Any other holder of debentures, common stock issuable upon conversion of the debentures, or future transferee, pledgee, donee or successor of any holder(4)

*
Less than 1%.

(1)
The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $175,000,000 aggregate principal amount of debentures outstanding.

(2)
Consists of shares of common stock issuable upon conversion of the debentures, assuming a conversion rate of 73.3138 shares per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the debentures—Conversion of debentures." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(3)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 60,160,715 shares of common stock outstanding as of March 1, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(4)
Information about other selling securityholders will be set forth in post-effective amendments, if required.

(5)
Assumes that any other holders of debentures or common stock issuable upon conversion of the debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures or common stock, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

        To our knowledge, other than their ownership of the securities described in the above table, and except for Wachovia Capital Markets LLC who was the initial purchaser in the offering of the debentures, none of the selling holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered pursuant to this prospectus. The debentures and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock.

        The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the debentures and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The debentures and underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the debentures and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the debentures and underlying common stock short and deliver debentures and underlying common stock to close out short positions, or loan or pledge debentures and underlying common stock to broker-dealers that in turn may sell the debentures and underlying common stock.

        To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. Selling securityholders may or may not sell any or all of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "CBR." We do not intend to apply for listing of the debentures on any securities exchange or for quotation through the New York Stock Exchange. Accordingly, liquidity or any trading market for the debentures may not develop.

        Any selling securityholder may sell any or all of the debentures or underlying common stock pursuant to this prospectus. In addition, any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the debentures and any shares of common stock issuable upon conversion of the debentures offered hereby have been passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.

EXPERTS

        The consolidated financial statements of CIBER, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 included in CIBER's annual report on Form 10-K for the year ended December 31, 2003 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by CIBER, Inc. in connection with resales of the securities being registered. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

Amount to Be Paid
SEC Filing Fee	$22,172.50
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	10,000.00
Miscellaneous Expenses	10,000.00

Total	$62,173.50

Item 15. Indemnification of Directors and Officers.

        CIBER's Bylaws and Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") provide that CIBER shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of CIBER. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under CIBER's Certificate of Incorporation, the indemnitee is presumed to be entitled to indemnification and CIBER has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, CIBER must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit No.	Description
(4.1)	Amended and Restated Certificate of Incorporation of CIBER, Inc.; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1996; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated March 4, 1998(1); Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1999(2)
(4.2)	Amended and Restated Bylaws of CIBER, as adopted February 15, 2001(3); Amendment to the Amended and Restated Bylaws of CIBER as adopted February 18, 2003(4)
(4.3)	Form of Common Stock Certificate(5)
(4.4)	Registration Rights Agreement dated as of December 2, 2003, by and among CIBER, Inc. and Wachovia Capital Markets, LLC as representative of the initial purchasers(6)
(4.5)	Indenture, dated as of December 2, 2003, by and between CIBER, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee(6)
(4.6)	Form of 2.875% Convertible Senior Subordinated Debenture due 2023 (included in Exhibit 4.5)(6)
(5.1)	Opinion of Hogan & Hartson L.L.P., filed herewith
(12.1)	Statement regarding Computation of Ratios, filed herewith
(23.1)	Consent of KPMG LLP, Independent Accountants, filed herewith
(23.2)	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
(24.1)	Power of Attorney (included on signature page hereto)
(25.1)	Statement of Eligibility of Trustee, filed herewith

(1)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(2)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(3)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(4)
Incorporated by reference to CIBER's Annual Report on Form 10-K for the year ended December 31, 2002.

(5)
Incorporated by reference to the Registration Statement on Form S-1, as amended (File No. 33-74774), as filed with the SEC on February 2, 1994.

(6)
Incorporated by reference to CIBER's Current Report on Form 8-K filed December 2, 2003.

Item 17. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d)
  The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e)
  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, state of Colorado, on this 22nd day of March, 2004.

CIBER, Inc. (Registrant)
By:	/s/ MAC J. SLINGERLEND Name: Mac J. Slingerlend Title: President, Chief Executive Officer and Secretary

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Mac Slingerlend and David G. Durham, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ MAC J. SLINGERLEND Mac J. Slingerlend	President, Chief Executive Officer and Secretary (Principal Executive Officer)	March 22, 2004
/s/ DAVID G. DURHAM David G. Durham	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 22, 2004
/s/ CHRISTOPHER L. LOFFREDO Christopher L. Loffredo	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 22, 2004
/s/ BOBBY J. STEVENSON Bobby J. Stevenson	Chairman of the Board and Founder	March 22, 2004

/s/ JAMES A. RUTHERFORD James A. Rutherford	Director	March 22, 2004
/s/ ARCHIBALD J. MCGILL Archibald J. McGill	Director	March 22, 2004
/s/ JAMES C. SPIRA James C. Spira	Director	March 22, 2004
/s/ GEORGE A. SISSEL George A. Sissel	Director	March 22, 2004
/s/ PETER H. CHEESBROUGH Peter H. Cheesbrough	Director	March 22, 2004

EXHIBITS

Exhibit No.	Description
(4.1)	Amended and Restated Certificate of Incorporation of CIBER, Inc.; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1996; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated March 4, 1998(1); Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1999(2)
(4.2)	Amended and Restated Bylaws of CIBER, as adopted February 15, 2001(3); Amendment to the Amended and Restated Bylaws of CIBER as adopted February 18, 2003(4)
(4.3)	Form of Common Stock Certificate(5)
(4.4)	Registration Rights Agreement dated as of December 2, 2003, by and among CIBER, Inc. and Wachovia Capital Markets, LLC as representative of the initial purchasers(6)
(4.5)	Indenture, dated as of December 2, 2003, by and between CIBER, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee(6)
(4.6)	Form of 2.875% Convertible Senior Subordinated Debenture due 2023 (included in Exhibit 4.5)(6)
(5.1)	Opinion of Hogan & Hartson L.L.P., filed herewith
(12.1)	Statement regarding Computation of Ratios, filed herewith
(23.1)	Consent of KPMG LLP, Independent Accountants, filed herewith
(23.2)	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
(24.1)	Power of Attorney (included on signature page hereto)
(25.1)	Statement of Eligibility of Trustee, filed herewith

(1)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(2)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(3)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(4)
Incorporated by reference to CIBER's Annual Report on Form 10-K for the year ended December 31, 2002.

(5)
Incorporated by reference to the Registration Statement on Form S-1, as amended (File No. 33-74774), as filed with the SEC on February 2, 1994.

(6)
Incorporated by reference to CIBER's Current Report on Form 8-K filed December 2, 2003.